Keyco Bond Fund, Inc.
File number 811-2957
Form N-SAR for period ending 03/31/08
77.Q.1 Attachment

Amendments to By-Laws approved on November 6, 2007.

1. Add the following sections:

Section 2.08.  Record Dates.  The Board of Directors
may fix in advance a record date for the purpose of determining shareholders entitled to notice of and to vote at a meeting of shareholders or an adjournment of the meeting or to express consent to or to dissent from a proposal without a meeting; for the purpose of determining shareholders entitled to receive payment of a dividend or an allotment of a right; or for the purpose of any other action. The date fixed shall not be more than 60 nor less than 10 days before the date of the meeting, nor more than 60 days before any other action. In such case only the shareholders that shall be shareholders of record on the date so fixed shall be entitled to notice of and to vote at the meeting or an adjournment of the meeting or to express consent to or to dissent from the proposal; to receive payment of the dividend or the allotment of rights; or to be recognized as shareholders for the purpose of in any other action, notwithstanding any transfer of any stock on the books of the corporation, after any such record date.

Section 2.09. Proxies. A shareholder entitled to vote at a meeting or to express consent or to dissent without a meeting may authorize other persons to act for the shareholder by proxy. A proxy shall be signed by the shareholder or the shareholder's authorized agent or representative or shall be transmitted electronically to the person who will hold the proxy or to a proxy solicitation agent authorized to receive such a transmission and shall include or be accompanied by information that will establish that an electronic transmission has been authorized by a shareholder. A copy or reproduction of the proxy may be submitted or used in lieu of an original proxy for any purpose for which the original proxy could be used. A proxy shall not be valid after the expiration of three years from its date unless otherwise provided in the proxy. A proxy is revocable at the pleasure of the shareholder executing it except as otherwise provided by the laws of the state of Michigan.

Section 2.10.  Conduct of Meeting; Inspectors of
Election. At each meeting of shareholders, the Chairman shall preside; in the absence of the Chairman, the President shall preside. The chair of the meeting shall determine the order of business and shall have the authority to establish rules for the conduct of the meeting which are fair to shareholders. The chair of the meeting shall announce when the polls close for each matter voted upon. If no announcement is made, the polls shall be deemed to have closed upon the final adjournment of the meeting. After the polls close, no ballots, proxies or votes, nor any revocations or changes thereto may be accepted. If participation is permitted by remote communication, the names of the participants in the meeting shall be divulged to all participants. The Board of Directors, or the chair presiding at any shareholders' meeting, may appoint one or more inspectors. If appointed, the inspectors shall determine the number of shares outstanding and the voting power of each, the shares represented at the meeting, the existence of a quorum and the validity and effect of proxies, and shall receive votes, ballots or consents, hear and determine challenges or consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all shareholders. On request of the person presiding at the meeting, the inspectors shall make and execute a written report to the person presiding at the meeting of any of the facts found by them and matters determined by them. The report shall be prima facie evidence of the facts stated and of the vote as certified by the inspectors.

2. Change the following sections:

Section 3.02.  Vacancies and Removal.

Revise last sentence as follows: If a Director is removed or if the number of Directors is increased, a Director or additional Directors may be appointed to fill the vacancy and shall hold office until the next annual meeting of the shareholders and until his or their successors shall have been duly elected.

Section 3.06.  Meetings of the Board of Directors.

Change notice requirements for Board meetings to twenty-four (24) hours from three days and add facsimile and electronic communications as methods of providing notice.

Section 3.07.  First Meeting of Board of Directors.

Delete this section as it was deemed unnecessary.
Renumber subsequent sections.